ManpowerGroup

100 Manpower Place

Milwaukee, Wisconsin

53212 USA

T: +1 414 961 1000

www.manpowergroup.com

October 14, 2026

Dear Jonas:

On behalf of ManpowerGroup, Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chair of the Board (“Executive Chair”) following your retirement as Chief Executive Officer of the Company.

This letter agreement (“Agreement”) supplements, and in some cases supersedes, the terms of the Letter Agreement by and between you and the Company, dated as of February 13, 2026 (the “Letter Agreement”), as follows:

Term. You will serve as Chief Executive Officer of the Company through December 31, 2026 and, effective on January 1, 2027 (the “Transition Date”), you will assume the role of Executive Chair, serving in such role through December 31, 2027 or your earlier termination of employment for any reason (the period from the Transition Date through December 31, 2027, the “Service Period”).

In your role as Executive Chair, you agree to provide transition and other related services to the Company to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer. In addition, you will also dedicate the time and perform the duties normally applicable to an Executive Chair of a publicly-traded corporation, which will include, but not be limited to, (i) chairing meetings of the Board and the Company’s shareholders, (ii) preparing the agenda for meetings of the Board in coordination with the Chief Executive Officer and members of the Board, (iii) consulting with and supporting the incoming Chief Executive Officer on the Company’s strategy, including short- and long-range planning activities and growth strategies, and (iv) assisting in communications with investors, analysts and public relations matters, in each case, as reasonably requested by the Chief Executive Officer of the Company. As Executive Chair, you will report directly to the Board. You and the Company agree that based on the anticipated level of services that you will perform for the Company as Executive Chair, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Service Period.

Further, the Company agrees that you shall not be considered to be in breach of your obligations hereunder or under the Letter Agreement, and no such activity shall constitute Cause (as defined below) or give rise to any reduction, forfeiture or recoupment of your compensation or benefits, if during the Service Period you (A) serve as a director, manager, trustee or member of an advisory board or similar governing body of, or provide consulting services to, any other entity, whether for-profit or not-for-profit; provided, however, any service on a for-profit board shall be subject to prior written approval by the Board, not to be unreasonably withheld, (B) engage in charitable,

ManpowerGroup

100 Manpower Place

Milwaukee, Wisconsin

53212 USA

T: +1 414 961 1000

www.manpowergroup.com

civic, religious, educational, professional, industry or trade association activities, (C) engage in speaking, writing, teaching, lecturing or similar activities, (D) manage your and your family’s personal, passive and investment interests, including service to any family office, trust or private foundation, or (E) engage in any other activity approved by the Board (or a committee of the Board), in each case so long as such activities do not, individually or in the aggregate, interfere with the performance of your duties hereunder or breach any of the covenants contained in the Letter Agreement; provided that (i) any activity in which you are engaged as of the date of this Agreement will be deemed not to individually interfere with your duties hereunder and (ii) normal course scheduling conflicts will not be deemed to individually interfere with your duties hereunder.

Upon the expiration of the Service Period, unless otherwise agreed to by the parties, you will cease serving as Executive Chair, will step down as a member of the Board and will be deemed to have resigned, without any further action by you, from employment and from any and all officer positions that you, immediately prior to such expiration, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or solely as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

Compensation. While serving as Executive Chair:

(i)
you will receive an annual base salary of $1,000,000, payable in accordance with the Company’s normal payroll practices;
(ii)
you will participate in the annual cash bonus program maintained for senior executive officers of the Company (the “Annual Incentive Program”) with a target annual bonus opportunity equal to 140% of your annual base salary, with the actual payment amount to be determined upon the satisfaction of goals and objectives established by the People, Culture and Compensation Committee of the Board (the “Committee”), and with such bonus subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time, except as provided herein. Any bonus paid under the Annual Incentive Program shall be paid to you no later than two and a half months following the end of the fiscal year in which the bonus is earned;
(iii)
you will participate in the long-term incentive program maintained for senior executive officers of the Company, with a 2027 target long-term incentive opportunity equal to $5,200,000 and delivered in equity awards determined by the Committee and with such awards subject to the terms of the Company’s equity plan and the underlying equity award agreements approved by the Committee; provided such equity awards will be granted at the same time as, and with the same vehicle mix, performance metrics, valuation methodology and terms as are applied to awards granted to the Company's other senior executive officers in the 2027 annual grant

ManpowerGroup

100 Manpower Place

Milwaukee, Wisconsin

53212 USA

T: +1 414 961 1000

www.manpowergroup.com

cycle (other than the definition of Good Reason, which may be modified consistent with the definition contained herein); and
(iv)
except as otherwise provided above, your compensation and benefits arrangements will continue at the same level that they were immediately prior to the Transition Date.

By signing below, the parties acknowledge that you will remain eligible for the retirement vesting set forth in your equity award agreements applicable to your equity awards with the Company that are outstanding as of the date of this Agreement regardless of the date of the termination of your employment from the Company and that (i) for purposes of determining whether you have experienced a “qualified retirement” under the terms of your outstanding performance share unit awards, the Committee has irrevocably determined that you have satisfied the performance condition relating to the succession plan for the Chief Executive Officer position and (ii) your service as Executive Chair will not be considered to assess whether there has been a repeated performance failure under the definition of Cause set forth in such equity award agreements. For the avoidance of doubt, you will be entitled to no additional compensation for your services following the Transition Date except as set forth in this Agreement or as otherwise approved by the Committee.

Existing Letter Agreement. You and the Company hereby acknowledge and agree that your retirement as Chief Executive Officer of the Company and assumption of the role of Executive Chair does not entitle you to any benefits under the Letter Agreement, including on account of Good Reason (as defined in the Letter Agreement). Further, effective on the Transition Date, you shall cease to be eligible for severance benefits under subsections 2(c) or 2(d) of the Letter Agreement; provided, however,

•
If your employment is terminated by the Company other than for Cause during the Service Period and subject to your execution and non-revocation of a release of claims in favor of the Company which will be provided to you no later than 10 days after your termination of employment and which must be executed and non-revocable on or prior to the 60th day following your termination of employment, then (i) you will receive, within 60 days following such termination, a lump sum payment equal to the base salary due to you if you had remained employed through the expiration of the Service Period, (ii) if applicable, the Company will pay you your unpaid bonus, if any, attributable to the 2026 fiscal year, and (iii) you will remain eligible for your 2027 bonus under the Annual Incentive Program (without pro-ration, without regard to any continued employment requirement and without regard to any discretion given to the Committee or the Board to make downward adjustments based on your individual performance).
•
The Company covenants to nominate you for re-election at the 2027 annual meeting and to appoint you as Chairperson of the Board for the duration of the Service Period, subject to the Board's fiduciary duties. If you are not nominated, are removed from the

ManpowerGroup

100 Manpower Place

Milwaukee, Wisconsin

53212 USA

T: +1 414 961 1000

www.manpowergroup.com

Chairperson role, or are not re-elected by shareholders, in each case, other than due to the Board’s fiduciary duties or reasons other than circumstances constituting Cause, your death or your disability (as defined in subsection 2(b) of the Letter Agreement), then the resulting cessation of service shall be treated as a termination by the Company other than for Cause.
•
You will retain the right to terminate for Good Reason during the Service Period, but the Good Reason events shall be limited to those described in clauses (i) and (vi) of the definition of “Good Reason” in the Letter Agreement, and the severance benefits due in connection with such termination for Good Reason shall be the same as, and subject to the same conditions as, those that would be due to you if you were terminated by the Company other than for Cause, as described above.
•
During the Service Period, “Cause” will have the meaning set forth in your Letter Agreement or, if applicable, the underlying equity award agreement; provided, however, that for purposes of determining whether there has been a repeated failure of performance of your duties under the appliable “Cause” definition, such assessment will be measured based on the position that you held at the time the alleged performance failure occurred.
•
For clarity, if you resign from employment during the Service Period or if your employment terminates automatically at the end of the Service Period, then you will be entitled to retirement treatment with respect to your 2027 fiscal year bonus under the Annual Incentive Program and “qualified retirement” treatment under your 2027 equity awards, as described therein; provided, however, that in order to receive “qualified retirement” or “regular retirement” treatment with respect to your equity 2027 equity awards, you must be employed by the Company as of the grant date of the 2027 equity awards and, to the extent that your service terminates for any reason prior to the grant date, you shall not receive your 2027 equity awards or any payment in lieu thereof.

By signing below, you acknowledge that you shall continue to be bound by the covenants set forth in Sections 3-6 and Section 9 of the Letter Agreement.

Reimbursement. The Company will reimburse your legal fees related to the review of this Agreement, not to exceed $10,000, promptly upon your presentation of the invoice for such fees to the Company (but in any event no later than March 15, 2027).

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

ManpowerGroup, Inc.

ManpowerGroup

100 Manpower Place

Milwaukee, Wisconsin

53212 USA

T: +1 414 961 1000

www.manpowergroup.com

By: /s/ Dale Johnson
Name: Dale Johnson
Title: Corporate Secretary

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Jonas Prising

Jonas Prising